EXHIBIT (a)(8)

Form of E-Mail to Holders Announcing the Offer

Voluntary Option Exchange Program

It is with great excitement and pleasure that I announce to you today that our Board of Directors has approved a voluntary option exchange program for certain directors, employees and consultants of our Company and subsidiaries.

We recognize that it is our responsibility to retain the continuity of this very strong management team. We believe this program is one way of helping us do that.

We hope that this program will be seen as an important component in enhancing the value of the equity state for eligible Bronco employees. Basically, this voluntary program allows you to exchange stock options you received in 2005 and 2006 for one restricted share of the Company’s common stock for every two shares of the Company’s common stock underlying your Eligible Options. Although we are pleased to offer this program, we are not making any recommendation as to whether or not you should participate in the exchange. You must make your own decision whether or not to tender your options for exchange.

A packet of information will be coming your way soon. You will receive your packet late this month. The information packet will explain the program in detail, including a specific description of what restricted units are and how they work.

Thank you for your continued commitment to Bronco Drilling and the numerous contributions you have made and will make!

Sincerely,

Frank

OTHER IMPORTANT INFORMATION: The offer to exchange options for restricted units has not yet begun. When we begin the offer, we will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including an Offer to Exchange, Election Form and other related documents. We will also send the Offer to Exchange, Election Form and certain other related documents to you. Directors, employees and consultants who are eligible to participate in the offer are strongly encouraged to read the Schedule TO and related exhibits, including the Offer to Exchange, Election Form and other related documents, when they become available because they will contain important information about the offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission’s website at www.sec.gov. After we begin the offer, eligible directors, employees and consultants will also be able to obtain, without charge, copies of the Schedule TO and related exhibits from the Company.